press release                                              [graphic omitted] UPC


                 UNITED PAN-EUROPE COMMUNICATIONS N.V. ANNOUNCES
               THE SUPREME COURT DISMISSAL OF DUTCH AKKOORD APPEAL


Amsterdam, The Netherlands - August 26, 2003: United Pan-Europe Communications N.V. ("UPC" or the "Company") (EURONEXT Amsterdam: UPC) gives notice that, as expected, the Dutch Supreme Court has today announced the rejection of the appeal by Intercomm Holdings L.L.C. ("ICH"), a creditor in the Dutch moratorium proceeding with a EUR 1.00 claim and one vote, who appealed the Dutch Court's ratification of the UPC Akkoord. The Supreme Court has ruled in favor of UPC.

UPC is therefore pleased to announce that it is as of today out of the suspension of payments or moratorium procedure in the Netherlands and will emerge from restructuring. It is expected that the newly formed financial holding company UGC Europe, Inc. ("UGC Europe") will be listed on the Nasdaq National Market on September 3, 2003 under the ticker symbol UGCE. It is expected that former bondholders in UPC and holders of UPC's American Depositary Receipts ("ADRs"), ticker symbol UPCOY, will be able to trade their UGC Europe shares as of September 3, 2003.

It is expected that September 4, 2003 will be the last day of trading for UPC ordinary shares A on the Euronext Amsterdam with the listing terminating on September 5, 2003.



United Pan-Europe Communications N.V. is one of the leading broadband communications and entertainment companies in Europe. Through its broadband networks, UPC provides television, Internet access, telephony and programming services. UPC's shares are traded on Euronext Amsterdam Exchange (UPC) and in the United States on the Over The Counter Bulletin Board (UPCOY). UPC is majority owned by UnitedGlobalCom, Inc. (NASDAQ: UCOMA).

NOTE: Except for historical information contained herein, this release contains forward-looking statements, which involve certain risks, and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include our ability to restructure our outstanding indebtedness on a satisfactory and timely basis, the ramifications of any restructuring, the acceptance and continued use by subscribers and potential subscribers of the Company's services, changes in the technology and competition, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and achieve assumed margins, as well as other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.


or further information please contact:

Claire Appleby                                      Bert Holtkamp
UPC Investor Relations                              UPC Corporate Communications
+ 44 (0) 207 838 2004                               + 31 (0) 20 778 9447
Email: ir@upccorp.com                               Email: corpcomms@upccorp.com

Lazard                                              Citigate First Financial
Daniel Bordessa                                     Martha van Dijk
+ 44 (0) 20 7187 2000                               + 31 (0) 20 575 4010
                                                    Citigate Dewe Rogerson
                                                    Toby Moore
                                                    + 44 (0) 20 7638 9571

Also, please visit www.upccorp.com for further information about UPC